UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2009

AMERICANWEST BANCORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-18561	91-1259511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 W. Riverside Avenue, Suite 400 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 467-6993

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events

On November 6, 2009, President Barack Obama signed into law the Worker, Home Ownership and Business Assistance Act of 2009 (“Act”) which included a provision that extends the Federal income tax carry-back period for net operating losses from two years to five years, subject to certain restrictions and limitations. AmericanWest Bancorporation (“Company’) has determined that it is eligible to recover approximately $13.7 million of prior income tax payments made back to 2003 as a result of the Act. The Company expects that it will record an income tax receivable and income tax benefit for this amount, and file the related amended Federal income tax returns, during the fourth quarter of 2009.

As a result of the aforementioned income tax benefit, the regulatory capital ratios of the Company and its principal operating subsidiary, AmericanWest Bank (“Bank”), are expected to be significantly improved. The following table presents the Company’s and Bank’s actual regulatory capital amounts and ratios as of September 30, 2009 and the as adjusted equivalent amounts reflecting the impact of the transactions described above, assuming they were recorded on that date:

	Actual		As Adjusted
	Amount	Ratio	Amount	Ratio
Total Capital to Risk Weighted Assets
Company	$73,915	4.82%	$98,084	6.34%
Bank	$87,382	5.71%	$101,239	6.55%

Tier 1 Capital to Risk Weighted Assets
Company	$36,957	2.41%	$55,205	3.57%
Bank	$68,064	4.44%	$81,750	5.29%

Leverage Capital: Tier 1 Capital to Average Assets
Company	$36,957	2.10%	$55,205	3.13%
Bank	$68,064	3.86%	$81,750	4.64%

Under the regulatory capital framework for prompt corrective action, the Bank would have been classified as “under capitalized” on an as adjusted basis reflecting the tax related adjustments noted above at September 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICANWEST BANCORPORATION,
a Washington Corporation

Dated: November 13, 2009	/s/ Patrick J. Rusnak
Patrick J. Rusnak
Chief Executive Officer